June 30, 2016

Mr. Peter Aronstam

Aronstam Management Services Inc.

5950 Catesby Street

Boca Raton, Florida 33433

Re: Extension of Services Agreement

Dear Mr. Aronstam:

Reference is made to that certain Services Agreement (the “Agreement”) dated December 15, 2014 between Aronstam Management Services Inc., a Florida corporation represented by you, its President (“Contractor”), and Immune Therapeutics, Inc., a Florida corporation (“Company”).

The purpose of this binding letter agreement is to memorialize the extension of the Initial Term (defined below) of the Agreement and grant to you the Warrant To Purchase Common Stock, attached to this binding letter agreement.

Extension of Agreement

Section 3 of the Agreement states:

“The term of this Agreement shall be for a twelve (12) month period commencing on December 15, 2014 and ending on December 14, 2015 (the “Initial Term”), unless sooner terminated in writing by mutual consent or pursuant to the provision of Section 7 below. The parties may also agree in writing to extend the Initial Term for additional periods of time (collectively with the Initial Term, the “Term”).

Contractor and Company hereby acknowledge and agree that the Agreement was extended following the Initial Term and this extended Term shall end on June 30, 2017.

Warrant to Purchase Common Stock

The Company hereby agrees to issue to Contractor the Warrant to Purchase Common Stock, attached to this binding letter agreement and incorporated into the Agreement by reference.

Incorporation by Reference

The provisions set forth above are incorporated into, and represent material provisions of, the Agreement. This letter agreement, which is subject to the rights and obligations of the Agreement, may not be modified or amended without the prior written consent of the parties named below. Except as set forth in this letter agreement, the Agreement is unaffected and shall remain in full force and effect in accordance with its terms. In the event of a conflict between this letter agreement and the Agreement, the terms and conditions herein shall prevail.

The parties have caused this letter agreement to be executed as of the date set forth above.

Regards,

/s/
Noreen Griffin, CEO of Immune Therapeutics, Inc.

ACCEPTED AND AGREED BY:

Aronstam Management Services Inc.

By:	/s/
Peter Aronstam, President

WARRANT TO PURCHASE COMMON STOCK

Date of Issuance: June 30, 2016	Void after: June 29, 2021

IMMUNE THERAPEUTICS, INC.

WARRANT TO PURCHASE SHARES OF COMMON STOCK

This Warrant is issued to Peter Aronstam (the “Holder”) by Immune Therapeutics, Inc., a Florida corporation formerly known as TNI BioTech, Inc. with offices at 37 North Orange Avenue, Suite 607, Orlando FL 32801 (the “Company”).

1.  Purchase of Shares.

(a) Number of Shares. Subject to the terms and conditions set forth herein, the Holder is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the Holder in writing), to purchase from the Company 100,000 fully paid and nonassessable shares of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”).

In the event of a transaction where the Company sells or transfers all or substantially all of the Company’s assets or intellectual property to another entity or person, and shareholders of the Company receive additional shares in that entity or person as part of that sale or transfer, Holder will receive an additional warrant to purchase from that person or entity fully paid and nonassessable shares of the common stock, at the par value of that entity or person’s common stock, in the same number as the ratio at which existing holders of Company stock receive stock of the entity or person (for example, if a Company stockholder receives one share of stock of the entity or person for every one share of stock held in the Company, Holder shall be entitled to receive a warrant to purchase 100,000 shares of stock in that entity or person at par value). Company shall use reasonable efforts to cause that entity or person to enter into an agreement to give effect to the additional warrant.

(b) Exercise Price. The exercise price for the shares of Common Stock issuable pursuant to this Section 1 (the “Shares”) shall be $0.17 per share (the “Exercise Price”). The Shares and the Exercise Price shall be subject to adjustment pursuant to Section 7 hereof.

2. Exercisability; Exercise Period; Expiration.

(a) Exercisability, Exercise Period. This Warrant shall only be exercisable during the Exercise Period. The “Exercise Period” shall mean the period commencing on June 30, 2016.

(b) Expiration. This Warrant shall no longer be exercisable and become null and void on the earliest to occur of (i) 5:00 p.m. on June 29, 2021, or (ii) the consummation of a Corporate Transaction.

(c) Notice. In the event of a Corporate Transaction, the Company shall provide the Holder with no less than forty-five (45) days written notice prior to consummation of such transaction.

(d) Definitions. As used herein,

(i) “Corporation Transaction” shall mean (i) the closing of the sale, transfer or exclusive worldwide license of all or substantially all of the Company’s assets or intellectual property, (ii) the consummation of the merger or consolidation of the Company with or into another entity (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of the Company or the surviving or acquiring entity), (iii) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Company’s securities), of the Company’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of the Company (or the surviving or acquiring entity), or (iv) a liquidation, dissolution or winding up of the Company; provided, however, that a transaction shall not constitute a Corporation Transaction if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately prior to such transaction.

3. Method of Exercise.

(a) While this Warrant remains outstanding and exercisable in accordance with Section 2 above, the Holder may exercise, in whole or in part, the purchase rights evidenced hereby. Such exercise shall be effected by:

(i) the surrender of the Warrant, together with a duly executed copy of the Notice of Exercise attached hereto, to the Secretary of the Company at its principal office (or at such other place as the Company shall notify the Holder in writing); and

(ii) the payment to the Company of an amount equal to the aggregate Exercise Price for the number of Shares being purchased.

(b) Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant is surrendered to the Company as provided in Section 3(a) above. At such time, the person or persons in whose name or names any certificate for the Shares shall be issuable upon such exercise as provided in Section 3(c) below shall be deemed to have become the holder or holders of record of the Shares represented by such certificate.

(c) As soon as practicable after the exercise of this Warrant in whole or in part, the Company at its expense will cause to be issued in the name of, and delivered to, the Holder, or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct:

(i) a certificate or certificates for the number of Shares to which such Holder shall be entitled, and

(ii) in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of Shares equal to the number of such Shares described in this Warrant minus the number of such Shares purchased by the Holder upon all exercises made in accordance with Section 3(a) above or Section 4 below.

4. Net Exercise. In lieu of exercising this Warrant for cash, the Holder may elect to receive shares equal to the value of this Warrant (or the portion thereof being exercised) by surrender of this Warrant at the principal office of the Company together with notice of such election (a “Net Exercise”). A Holder who Net Exercises shall have the rights described in Sections 3(b) and 3(c) hereof, and the Company shall issue to such Holder a number of Shares computed using the following formula:

Where

X=	The number of Shares to be issued to the Holder.
Y=	The number of Shares purchasable under this Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being cancelled (at the date of such calculation).
A=	The fair market value of one (1) Share (at the date of such calculation).
B=	The Exercise Price (as adjusted to the date of such calculation).

For purposes of this Section 4, the fair market value of a Share shall mean the average of the closing prices of the Shares quoted in the market in which the Shares are traded or the closing price quoted on any exchange or electronic securities market on which the Shares are listed, whichever is applicable for the ten (10) trading days prior to the date of determination of fair market value (or such shorter period of time during which such Shares were traded over-the-counter or on such exchange).

5. Representations and Warranties of the Company. In connection with the transactions provided for herein, the Company hereby represents and warrants to the Holder that:

(a) Organization, Good Standing, and Qualification. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida and has all requisite corporate power and authority to carry on its business as now conducted.

(b) Authorization. All corporate action has been taken on the part of the Company, its officers, directors, and stockholders necessary for the authorization, execution and delivery of this Warrant. This Warrant constitutes the Company’s valid and legally binding obligation, enforceable in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors’ rights and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The issuance of this Warrant will not be subject to preemptive rights of any stockholders of the Company. The Company has authorized sufficient shares of Common Stock to allow for the exercise of this Warrant.

(c) Valid Issuance of Common Stock. The Shares, when issued, sold, and delivered in accordance with the terms of this Warrant for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and, based in part upon the representations and warranties of the Holders in this Warrant, will be issued in compliance with all applicable federal and state securities laws.

6. Representations and Warranties of the Holder. In connection with the transactions provided for herein, the Holder hereby represents and warrants to the Company that:

(a) Authorization. Holder represents that he has full power and authority to enter into this Warrant. This Warrant constitutes the Holder’s valid and legally binding obligation, enforceable in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors’ rights and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(b) Purchase Entirely for Own Account. The Holder acknowledges that this Warrant is entered into by the Holder in reliance upon such Holder’s representation to the Company that the Warrant and the Shares (collectively, the “Securities”) will be acquired for investment for the Holder’s own account, not as a nominee or agent.

(c) Disclosure of Information. The Holder acknowledges that he has received all the information he considers necessary or appropriate for deciding whether to acquire the Securities. The Holder further represents that he has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities.

(d) Investment Experience. The Holder is an investor in securities of companies in the development stage and acknowledges that he is able to fend for himself, can bear the economic risk of his investment, and has such knowledge and experience in financial or business matters that he is capable of evaluating the merits and risks of the investment in the Securities.

(e) Accredited Investor. The Holder is an “accredited investor” within the meaning of Rule 501 of Regulation D, as presently in effect, as promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

7. Adjustment of Exercise Price and Number of Shares. The number and kind of Shares purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

(a) Subdivisions, Combinations and Other Issuances. If the Company shall at any time after the issuance but prior to the expiration of this Warrant subdivide its Common Stock, by split-up or otherwise, or combine its Common Stock, or issue additional shares of its Common Stock as a dividend with respect to any shares of its Common Stock, the number of Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Exercise Price payable per share, but the aggregate Exercise Price payable for the total number of Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 7(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

(b) Reclassification, Reorganization and Consolidation. In case of any reclassification, capital reorganization or change in the capital stock of the Company (other than as a result of a subdivision, combination or stock dividend provided for in Section 7(a) above), then, as a condition of such reclassification, reorganization or change, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities or property receivable in connection with such reclassification, reorganization or change by a holder of the same number and type of securities as were purchasable as Shares by the Holder immediately prior to such reclassification, reorganization or change. In any such case appropriate provisions shall be made with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities or property deliverable upon exercise hereof, and appropriate adjustments shall be made to the Exercise Price per Share payable hereunder, provided the aggregate Exercise Price shall remain the same.

8. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor on the basis of the Exercise Price then in effect.

9. Stockholder Rights. Other than as stated above, prior to exercise of this Warrant, the Holder shall not be entitled to any rights of a stockholder with respect to the Shares, including (without limitation) the right to vote such Shares, receive dividends or other distributions thereon, or be entitled to any stockholder notice or other communication concerning the business or affairs of the Company.

10. Transfer of Warrant.

(a) This Warrant and all rights hereunder are transferable in whole or in part by the Holder to any person or entity (other than an Affiliate of Holder) only with the Company’s prior written consent.

(b) Any transfer in accordance with the foregoing shall be recorded on the books of the Company upon the surrender of this Warrant, properly endorsed, and delivery of an executed Assignment Form to the Company at its principal offices, and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. In the event of a partial transfer, the Company shall issue to the new holders one (1) or more appropriate new warrants.

For purposes of this Section 10, “Affiliate” of any person or entity shall mean any person or entity that is controlled by or is under common control with Holder (or its transferee) where control means directly or indirectly owning a majority of the outstanding equity interests of the person specified.

11. Governing Law. This Warrant shall be governed by and construed under the laws of the State of Florida.

12. Successors and Assigns. The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective successors and assigns.

13. Titles and Subtitles. The titles and subtitles used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.

14. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 14):

If to the Company:

Immune Therapeutics, Inc.

37 North Orange Avenue

Suite 607

Orlando FL 32801

Att: General Counsel

Facsimile no.: (407) 545-3226

If to Holder:

Peter Aronstam

5950 Catesby Street

Boca Raton, FL 33433

Facsimile no.: 561-807-7890

15. Entire Agreement; Amendments and Waivers. This Warrant and any other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Nonetheless, any term of this Warrant may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Holder; or if this Warrant has been assigned in part, by the holders or rights to purchase a majority of the shares originally issuable pursuant to this Warrant.

16. Severability. If any provision of this Warrant is held to be unenforceable under applicable law, such provision shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this Warrant as of June 30, 2016.

IMMUNE THERAPEUTICS, INC.

By:	/s/
Name:	Noreen Griffin
Title:	Chief Executive Officer

ACKNOWLEDGED AND AGREED:

HOLDER:

PETER ARONSTAM

/s/

NOTICE OF EXERCISE

Immune Therapeutics, Inc.

37 North Orange Avenue

Suite 607

Orlando FL 32801

Att: General Counsel

The undersigned hereby elects to purchase, pursuant to the provisions of the Warrant, as follows:

_	______________shares of Common Stock pursuant to the terms of the attached Warrant, and tenders herewith payment in cash of the Exercise Price of such Shares in full, together with all applicable transfer taxes, if any.

_	___________Net Exercise the attached Warrant with respect to __________Shares.

The undersigned hereby represents and warrants that Representations and Warranties in Section 6 hereof are true and correct as of the date hereof.

HOLDER:

Date:	By:
Address:

Name in which shares should be registered: